SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 15, 2008

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

331 East Evelyn Avenue Mountain View, CA 94041 (Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 962-4000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors Or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2008, Michael Baker tendered and the Board of Directors accepted Mr. Baker’s resignation as a member of the Board of Directors of Conceptus, Inc.  (the “Company”). Mr. Baker’s increased workload as President and Chief Executive Officer of Arthrocare Corporation has made his continued service to the Company impractical.  The Board of Directors intends to fill the vacancy created by Mr. Baker’s resignation.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 16, 2008, the Board of Directors of the Company amended and restated the Company’s Amended and Restated By-Laws, as amended and restated to date (the “By-Laws”), to, among other things:

•                  amend provisions relating to meetings of the stockholders of the Company to allow such meetings to take place by remote communication;

•                  amend provisions relating to notice requirements generally to facilitate the giving of and allow the waiver of notice by electronic transmission;

•                  amend existing provisions providing for advance notice of stockholder proposals and nominations to change the notice period for stockholder proposals or nominations (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”)) to, in the case of an annual meeting, not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders and, in the case of a special meeting, not earlier than 120 days and not later than 90 days prior to the special meeting, as compared to the prior advance notice period of not less than 60 days nor more than 90 days prior to the meeting in the case of stockholder nominations and not less than 20 nor more than 60 days prior to the meeting in the case of stockholder proposals;

•                  amend existing provisions providing for advance notice of stockholder proposals and nominations (other than proposals properly made in accordance with Rule 14a-8) to expand the disclosure stockholders must provide when submitting proposals and nominations for consideration at a meeting to include, among other things, expanded information about director nominees and proponents’ economic, voting and other interests and relationships, including derivative securities, voting arrangements, short positions or other interests, related to the Company and its shares;

•                  amend existing provisions relating to special meetings of stockholders to require 10% stockholders seeking to call a special meeting to request that the board fix a record date, to enable the Company to exclude repetitive proposals and to require expanded disclosures regarding the stockholder making a request for a record date, as well as stockholder nominees and proposed business that are the subject of the special meeting, similar to disclosures required under the advance notice provisions described above; and

•                  amend existing indemnification and advancement provisions to provide that such provisions constitute a contract between the Company and the indemnified person.

As described in the Company’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2008, if a stockholder wishes to make a proposal to be included in the Company’s proxy statement for the Company’s 2009 Annual Meeting of Stockholders, the Company must receive the proposal no later than December 31, 2008, unless the date of the Company’s 2009 Annual Meeting of Stockholders is delayed by more than 30 calendar days, and the proposal must satisfy the requirements of the proxy rules promulgated by the SEC, including Rule 14a-8.

Under the By-Laws (as amended and restated), if a stockholder wishes to nominate a candidate for election to the Company’s Board of Directors at the Company’s 2009 Annual Meeting of Stockholders or to propose any other business to be brought before the Company’s 2009 Annual Meeting of Stockholders, the stockholder must give complete and timely written notice to the Secretary of the Company not later than March 6, 2009 nor earlier than February 4, 2009.  If the date of the 2009 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the Company’s 2008 Annual Meeting of Stockholders, a stockholder’s notice must be delivered not later than the 90th day prior to the rescheduled meeting, or, if later, on the tenth day following the day on which the Company first make public announcement of the rescheduled meeting.  A stockholder’s notice must contain specific information required by the Company’s By-Laws.  A stockholder who submits a nomination or proposal is required to update the information previously disclosed as of the record date for the meeting of stockholders and as of the date that is ten business days prior to the date of the meeting of stockholders.  Copies of the By-Laws are available upon request to Investor Relations, Conceptus, Inc., 331 E. Evelyn Avenue, Mountain View, California 94041 or may be obtained through the SEC’s website at www.sec.gov.  If a stockholder’s nomination or proposal is not timely and properly made in accordance with the procedures set forth in the By-Laws, it may not be brought before the Company’s 2009 Annual Meeting of Stockholders.  If the nomination or proposal is nonetheless brought before the Company’s 2009 Annual Meeting of Stockholders and the presiding officer of the meeting does not exercise the power and duty to declare that such non-complying nomination or proposal shall be disregarded, the persons named in the proxy may use their discretionary voting power with respect to the nomination or proposal.

A copy of the By-Laws is attached hereto as Exhibit 3.1 and incorporated herein by reference. The foregoing summary information regarding the By-Laws is qualified in its entirety by reference to the full text thereof.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated By-Laws of Conceptus, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

	By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer

Dated: December 18, 2008

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated By-Laws of Conceptus, Inc.